UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 25, 2013 (July 23. 2013)
Date of Report (Date of earliest event reported)

Caesars Entertainment Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)
One Caesars Palace Drive
Las Vegas, Nevada 89109
(Address of principal executive offices) (Zip Code)

(702) 407-6000
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2013, the Board of Directors of the Registrant elected Mr. Fred J. Kleisner to serve as a member of the Board. Mr. Kleisner was also appointed to serve on the Registrant's Audit Committee, replacing Lynn Swann. Mr. Swann will continue to serve as a member of the Board and as a member of the Registrant's Human Resources Committee, the Nominating and Corporate Governance Committee and the 162m Plan Committee.

Mr. Kleisner has been Senior Advisor of Morgans Hotel Group Co., served as the President of Hard Rock Hotel Inc. and Hard Rock Hotel Holdings LLC and also served as the Chief Executive Officer of Morgans Hotel Group Co. He has also served in management positions with Rex Advisors, LLC, Wyndham International, Inc., and Starwood Hotels & Resorts Worldwide, Inc., Westin Hotels and Resorts, Interstate Hotels Company, The Sheraton Corporation, and Hilton Hotels, Corp.

Since August 2011, Mr. Kleisner has served as a director of Apollo Residential Mortgage, Inc. (NYSE:AMTG) and as a member of their Audit Committee and Compensation Committee. In addition, since April 2009, he has served as a director of Kindred Healthcare, Inc (NYSE:KND), where he is the Chairman of their Executive Compensation Committee, and serves on their Compliance and Quality Committee.

The Human Resources Committee also approved Mr. Kleisner's base compensation for his board service of $75,000 per year plus $25,000 per year for Audit Committee service for a total of $100,000 effective July 23, 2013. Additionally, on July 23, 2013, the Human Resources Committee awarded Mr. Kleisner an option to purchase 2,500 shares of the Registrant's common stock and 5,000 restricted stock units.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 25, 2013	CAESARS ENTERTAINMENT CORPORATION

By: /s/ Michael D. Cohen
Michael D. Cohen
Senior Vice President, Deputy General Counsel
and Corporate Secretary